Exhibit 99.1
FOR RELEASE on May 3, 2007 at 7:30 am (EDT)

Investor Contact: Matt Clawson Allen & Caron, Inc. (949) 474-4300 matt@allencaron.com www.allencaron.com	Media Contact: Len Hall Allen & Caron, Inc. (949) 474-4300 len@allencaron.com www.allencaron.com	For Additional Information: Craig T. Davenport, CEO Michael R. Rodriguez, CFO Endocare, Inc. (949) 450-5400 www.endocare.com
ENDOCARE REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS
Domestic Procedure Growth Up 31.5 Percent Compared to First Quarter of 2006
IRVINE, CA (May 3, 2007) . . . Endocare, Inc. (OTCBB: ENDO), an innovative medical device company focused on the development of minimally invasive technologies used by urologists and interventional radiologists for tissue and tumor ablation, today reported that due to the increasing adoption and utilization of the Endocare technology for treating a variety of tumors, the estimated number of domestic cryoablation procedures increased substantially, gross margins continued to trend higher, and operating and net losses narrowed in the first quarter ended March 31, 2007.
     The estimated number of domestic cryoablation procedures performed in the 2007 first quarter grew 31.5 percent to 2,315 from 1,761 in the first quarter of 2006 and 4.3 percent over the fourth quarter of 2006.
     Total revenues from continuing operations for the first quarter were $7.5 million, compared to $7.3 million in the first quarter of 2006 and $7.1 million in the fourth quarter of 2006. Cryoablation disposable product sales accounted for 84.4 percent of total procedures in the first quarter of 2007 reflecting the Company’s continuing shift toward a business model that generates revenues through sale of cryoablation disposable products and away from a services-oriented model.
     Endocare Chief Executive Officer Craig T. Davenport said, “Through the hard work of all our people, we achieved a solid start in the first quarter of 2007 that is reflected not only in procedure and revenue growth, but also in solid gross margin improvement, expense control and a reduction in net loss from last year’s first quarter. More and more physicians are recognizing the value of a minimally invasive approach to treating cancer by using our advanced cryoablation technologies not only for prostate cancer, but more and more often for renal cancer treatments.”
     Gross margins as a percentage of revenue for the quarter increased to 65.3 percent compared to 48.1 percent for the 2006 period. Operating expenses from continuing operations for the 2007 first quarter were $8.2 million, compared to $8.8 million in the first quarter of 2006. Loss from continuing operations for the quarter was $3.3 million, or $0.11 loss per share. For the first quarter of 2006, loss from continuing operations was $5.2 million, or $0.17 loss per share.
     Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), which excludes non-cash stock compensation expense, was a loss of $2.1 million for the first quarter of 2007, compared to a loss of $3.3 million for the first quarter of 2006. A reconciliation of the differences between the GAAP net losses and the adjusted EBITDA losses is included in an accompanying table.
     Davenport also noted that cryoablation and Endocare will be featured prominently in the upcoming national meeting of the American Urological Association (AUA) in Anaheim, California this month. New clinical data showing the effectiveness of cryoablation for primary prostate cancer will be presented, including a randomized controlled trial comparing external beam radiation to cryoablation. Also, a large primary prostate cryoablation study of 1,198 patients tracked through the Cryo On-Line Database (COLD) registry and results from a multi-center salvage cryoablation study also featuring data collected with the COLD registry will be presented. Additionally, findings from several renal cryoablation studies will be presented at this year’s meeting. Finally, there will be four courses offered by the AUA to its member physicians that include cryoablation technology as a core part of the curriculum. “We believe the fact that the AUA will be offering physician education in cryoablation at the conference underscores the increasing recognition of its clinical value and significance as a treatment option,” Davenport said.

     Chief Financial Officer Michael R. Rodriguez reported that the balance sheet as of March 31, 2007 showed cash and cash equivalents of $1.7 million, total assets of $16.2 million, and total stockholders’ equity of $4.8 million. Rodriguez added that as of March 31, 2007 the Company had approximately $15.0 million in additional capital available under its Common Stock Purchase Agreement with Fusion Capital Fund II, LLC as well as amounts available on its credit facility with Silicon Valley Bank. For further discussion about the Company’s liquidity and capital resources, refer to its 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.
Conference Call
     As previously announced, Endocare will host a conference call today to discuss the Company’s results for its first quarter ended March 31, 2007. The call will take place at 11:00 a.m. (Eastern) and will be broadcast live over the Internet. Web participants are encouraged to go to the Company’s website (www.endocare.com/investors/webcasts.php) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archived replay will be available immediately following the conference call at www.endocare.com/investors/webcasts.php.
Use of Non-GAAP Financial Measures
     The Company uses, and this press release contains and the related conference call will include, the non-GAAP metric of adjusted EBITDA. The calculation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and also excluding FASB 123R non-cash stock compensation expense, collectively “adjusted EBITDA”) has no basis in GAAP. The Company’s management believes that this non-GAAP financial measure provides useful information to investors, permitting a better evaluation of the Company’s ongoing and underlying business performance, including the evaluation of its performance against its competitors in the healthcare industry. Management uses this non-GAAP financial measure for purposes of its internal projections and to evaluate the Company’s financial performance.
     Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in conformity with GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. A complete reconciliation of this non-GAAP financial measure for the applicable periods to the most directly comparable GAAP measures is presented in an accompanying table.
About Endocare
     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver and palliative intervention (treatment of pain associated with metastases).
Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, the following items: the Company has a limited operating history with significant losses and expects losses to continue for the foreseeable future; the Company may require additional financing to sustain its operations and without it the Company may not be able to continue operations; in the Company’s recent Form 10-K filing the Company’s independent auditor issued an unqualified opinion with an explanatory paragraph, to the effect that there is a substantial doubt about the Company’s ability to continue as a going concern; the sale of the Company’s common stock to Fusion Capital may cause dilution and the sale of the shares of common stock acquired by Fusion Capital could cause the price of the Company’s common stock to decline; the Company’s business may be materially and adversely impacted by the loss of the Company’s largest customer or the reduction, delay or cancellation of orders from this customer or if this customer delays payment or fails to make payment; the Company may be required to make state and local tax payments that exceed the Company’s settlement estimates; the Company may incur significant expenses in the future as a result of the Company’s obligation to pay legal fees for and otherwise indemnify former officers and former directors in connection with the ongoing investigations and legal proceedings involving them; uncertainty relating to third party reimbursement; uncertainty regarding the ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; the risk that intense competition and rapid technological and industry change may make it more difficult for the Company to achieve significant market penetration; and uncertainty regarding the ability to secure and protect intellectual property rights relating to the Company’s technology. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise, or update publicly, any forward-looking statements for any reason.
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TABLES FOLLOW

ENDOCARE REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS
Page 3-3-3
ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended March 31,
	2007	2006
Total revenues	$7,546	$7,262

Costs and expenses:
Cost of revenues	2,622	3,766
Research and development	616	1,012
Selling and marketing	3,763	3,769
General and administrative	3,829	3,994

Total costs and expenses	10,830	12,541

Loss from operations	(3,284)	(5,279)
Interest income (expense), net	25	(46)

Loss from continuing operations before taxes	(3,259)	(5,325)
Tax benefit on continuing operations	—	151

Loss from continuing operations	(3,259)	(5,174)
Income from discontinued operations	—	245

Net loss	$(3,259)	$(4,929)

Net income (loss) per share — basic and diluted:
Continuing operations	$(0.11)	$(0.17)
Discontinued operations	—	0.01

Weighted average shares of common stock outstanding:	30,939	30,143
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ENDOCARE REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS
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ENDOCARE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION, AMORTIZATION AND STOCK COMPENSATION EXPENSE
(“ADJUSTED EBITDA”)
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2007	2006
GAAP loss from continuing operations	$(3,259)	$(4,929)

Add:
Depreciation	182	288
Amortization of intangibles	127	175
Interest expense	56	218

Subtotal	(2,894)	(4,248)

Add: Stock compensation expense	783	900

EBITDA (without stock compensation expense)	$(2,111)	$(3,348)

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ENDOCARE REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS
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ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,722	$1,811
Accounts receivable, net	4,443	4,161
Inventories, net	2,584	2,260
Prepaid expenses and other current assets.	982	1,284

Total current assets	9,731	9,516

Property and equipment, net	925	1,040
Intangibles, net	3,486	3,613
Investments and other assets	2,082	2,077

Total assets	$16,224	$16,246

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,771	$3,393
Accrued compensation	2,496	3,000
Line of credit	1,498	—
Other accrued liabilities	3,570	3,594

Total current liabilities	11,335	9,987

Deferred compensation	132	74
Common stock warrants	—	1,307

Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000 shares authorized; 31,216 and 30,679 issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	31	31
Additional paid-in capital	188,800	181,289
Accumulated deficit	(184,074)	(176,442)

Total stockholders’ equity	4,757	4,878

Total liabilities and stockholders’ equity	$16,224	$16,246

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